EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Jeff Grossman Solebury Communications Group 678-421-3800 IR@primedia.com

PRIMEDIA REPORTS FIRST QUARTER 2011 RESULTS
– Announces 14th Consecutive Quarterly Dividend –

ATLANTA (April 28, 2011) – PRIMEDIA Inc. (NYSE: PRM), a leading provider of Internet, mobile and print platforms that provide renters and new home buyers with the information and tools they need to find the ideal place to live, today reported results for the first quarter ended March 31, 2011.

First Quarter Highlights

•	Total revenue of $54.0 million, a $5.3 million decrease compared to first quarter 2010.
•	Apartments revenue of $45.4 million, a $3.8 million decrease compared to first quarter 2010.
•	Adjusted EBITDA of $17.4 million, a $1.7 million increase compared to first quarter 2010.
•	Adjusted EBITDA margin increased to 32.3% from 26.6% for first quarter 2010.
•	Income from continuing operations increased $3.3 million to $5.8 million, or $0.13 per common share.
•	Net income of $4.7 million, or $0.11 per common share.
•	Free Cash Flow improved $12.8 million to $5.3 million.

Adjusted EBITDA and Free Cash Flow are non-GAAP financial measures that are described and reconciled to the corresponding GAAP measures in the accompanying Financial Tables.

“During the first quarter of 2011, we continued to execute on our strategic plan by growing our consumer audience, maximizing the leads we provide to our advertiser clients, expanding our client count and streamlining our cost structure,” said Charles Stubbs, president and Chief Executive Officer of PRIMEDIA.

“As a result, our Apartments/Rentals Network of sites continues to be ranked ‘#1 in renter traffic’ among its competitors, averaging over 5 million monthly unique visitors and over 10 million monthly visits during the quarter.* Apartments, our primary business, increased the number of apartment communities served by 2.7%, compared to first quarter 2010, and we increased the average monthly digital leads per community by over 20% compared to first quarter 2010.  Consistent with our digital strategy, more than 85% of the leads we deliver to our advertiser clients are now derived from our websites and mobile applications.

“We are currently seeing signs of improvement in most of our markets, but it’s gradual. During the first quarter, the overall economic and market environment remained challenging, which contributed to a 7.7% decline in Apartments revenue year-over-year.  Despite these challenges, our continued focus on streamlining the cost structure as we transition our lead generation primarily to our digital platforms drove improvements to our operating expenses of 16.0% and delivered an increase in Adjusted EBITDA and Adjusted EBITDA margin of 11% and 570 basis points, respectively.

“PRIMEDIA has a strong financial foundation, and we remain committed to managing our businesses with focused discipline as we invest in innovative growth opportunities,” added Mr. Stubbs.

First Quarter Revenue and Operations

Apartments – Apartment Guide, ApartmentGuide.com, Rentals.com and RentalHouses.com
Revenue for the Apartments division, representing approximately 94% of first quarter 2011 advertising revenue, declined to $45.4 million from $49.1 million in first quarter 2010. This decline included the impact of $0.5 million in revenue for which recognition was delayed one month as a result of clients transitioning from integrated advertising packages to digital-based advertising packages in contract renewals, as well as $0.4 million due to the adoption of a new accounting standard. Cash flow is not affected by this delayed revenue recognition because billing cycles remain the same.

Apartment Guide, including ApartmentGuide.com, increased client count and grew the number of apartment communities served by 2.7%. Revenue declined 8.7% compared to first quarter 2010, primarily due to a decrease in revenue per community served. Revenue was impacted as a result of pricing pressure caused by negative economic conditions, including high unemployment rates, and adverse market conditions, including relatively higher occupancy levels and lower effective rent levels on a historical basis. Competitive conditions also pressured pricing, as competitors continued to reduce advertising rates to retain clients.

Revenue from Rentals.com, including RentalHouses.com, increased by 10.2% compared to first quarter 2010, primarily due to an increase in display and performance-based advertising revenue.

New Homes – NewHomeGuide.com, AmericanHomeGuides.com
Revenue from New Homes, representing approximately 6% of first quarter 2011 advertising revenue, declined by 15.6% to $3.1 million from $3.6 million in first quarter 2010. This decline includes the impact of $0.1 million in delayed revenue recognition, as discussed above. The Company anticipates continued pressure on this business for the foreseeable future and remains focused on reducing costs, while maintaining close relationships with its advertising clients to best position this business for opportunities when macroeconomic conditions improve.

DistribuTech
DistribuTech, the Company’s distribution function, generated revenue of $5.6 million compared to $6.6 million in first quarter 2010.  This 14.0% decline was primarily due to the planned reduction of retail locations serviced. The Company will continue to reduce distribution costs by eliminating less effective locations while focusing on retaining locations that produce the optimum results for the Company’s advertisers.

Business Trends and Outlook
The Company is aggressively pursuing enhancements to its product portfolio to provide more flexibility to its clients, based on specific markets and market segments, to purchase more customized mixes of products, features and services on a stand-alone and package basis. These enhancements are intended to maximize clients’ advertising ROI and ultimately provide an opportunity for the Company to grow revenue as it continues to grow client count.

The Company is currently seeing improving conditions in most of its markets.  However, pressure on clients’ advertising budgets continued during the first quarter, as economic rents had not fully recovered to pre-recession levels.

Given changing economic and market conditions, the Company has limited visibility around 2011 revenue. For Apartments, the Company currently expects to see a 6.5% to 7.5% year-over-year decline in revenue for second quarter 2011, which includes delayed revenue recognition of approximately $1.1 million, or one-third of such decline (see “Delayed Revenue Recognition” below for additional information). The Company also expects to see year-over-year declines in revenue of approximately $1.0 million for New Homes and approximately $1.0 million for DistribuTech for second quarter 2011.

Other First Quarter Financial Highlights

Operating Expenses
Operating Expenses declined by 16.0% to $36.6 million, driven primarily by reductions in Distribution and Circulation and Cost of Goods Sold. These reductions are the result of ongoing cost-cutting initiatives, which include print directory reformatting, print scheduling and distribution optimization and position eliminations, partially offset by an incremental increase in spending for Internet product development and search engine marketing.

Adjusted EBITDA
Total Adjusted EBITDA increased by 10.7% to $17.4 million from $15.8 million. This result reflects lower operating expenses of $7.0 million, offset by a decrease in revenue of $5.3 million. Adjusted EBITDA as a percentage of total net revenue increased to 32.3% from 26.6% in first quarter 2010.

Income and Earnings per Share from Continuing Operations
Income from continuing operations increased to $5.8 million from $2.5 million in first quarter 2010. Diluted earnings per share from continuing operations increased $0.07 to $0.13 from $0.06 in first quarter 2010. These increases were primarily due to a decline in Distribution and Circulation, Cost of Goods Sold and Restructuring Costs. These items were partially offset by a decrease in revenue and an increase in the Provision for Income Taxes.

Net Income and Earnings per Share
Net income increased to $4.7 million compared to $1.7 million in first quarter 2010. This change was mainly due to increased income from continuing operations, partially offset by an increase in loss from discontinued operations. Earnings per common share was $0.11.

Free Cash Flow and Capital Expenditures
Free cash flow was $5.3 million, compared to $(7.6) million for first quarter 2010. This change was primarily due to an increase in net cash provided by operating activities. The Company invested $3.3 million in capital expenditures, compared to $2.9 million in first quarter 2010.

Balance Sheet
As of March 31, 2011, the Company’s cash and cash equivalents balance was $7.7 million, compared to $7.1 million as of March 31, 2010. The Company had debt, net of cash, of $199.5 million at March 31, 2011, compared to net debt of $226.4 million at March 31, 2010.

Dividend
The Board of Directors of the Company has authorized a regular quarterly cash dividend of $0.07 per share of common stock, payable on or about May 18, 2011, to stockholders of record on May 9, 2011.

Delayed Revenue Recognition

To the extent clients transition from integrated advertising packages (which include Internet, mobile, and print offerings) to digital-based advertising packages (which do not include a print offering) in contract renewals, the Company experiences, in effect, a one-month delay in recognition of revenue associated with those contracts as a result of differences in the completion of the earnings process. Cash flow is not affected by this delay in revenue recognition because billing cycles remain the same.

In addition, the Company adopted Accounting Standards Update 2009-13, Multiple-Deliverable Revenue Arrangements, effective January 1, 2011. This accounting standard requires a change in revenue recognition for arrangements with multiple deliverables. Integrated advertising packages have multiple deliverables due to the digital and print products included within the packages. This accounting standard requires evaluation of all deliverables in an arrangement to determine whether they represent separate units of accounting. The allocation of revenue to the separate units is based on the best estimate of selling price and follows a prescribed hierarchy. Application of this new standard is required only to contracts that are new or materially modified after the implementation date.

Conference Call
The Company will host a conference call and audio webcast with investors, analysts and other interested parties today at 10:00 A.M. Eastern time. The call can be accessed live over the phone by dialing 1-877-941-1428 or for international callers, 1-480-629-9665. The passcode is 4431715. Additionally, a live audio webcast will be available to interested parties for a limited time only at www.primedia.com under the Investor Relations section.

A recorded version will be available after the conference call at 1-877-870-5176 in the U.S. or 1-858-384-5517 if you are outside the U.S. The replay ID is 4431715. The recorded version will be available shortly after the completion of the call until midnight, Eastern time, May 5, 2011.

*Rankings based on comScore Real Estate category of sites as custom-defined by PRIMEDIA to compare: PRIMEDIA Apartments/Rentals Network, Rent.com, ForRent.com Sites, NCI Rental Sites (ApartmentFinder.com), Apartments.com Sites, MyNewPlace.com and Move.com Rentals Network.

# # #

About PRIMEDIA Inc.
PRIMEDIA helps millions of consumers nationwide find apartments, houses for rent or new homes for sale through its innovative Internet, mobile and print solutions. From publishing its flagship advertising-supported Apartment Guide since 1975 to launching industry-leading online real estate destinations such as ApartmentGuide.com, NewHomeGuide.com and Rentals.com, PRIMEDIA continues to simplify the consumer home search and drive leads that result in occupancy for property management companies, landlords, new home builders and real estate professionals. For more information, visit www.primedia.com.

Forward-looking Statements
This release contains forward-looking statements as that term is used under the Private Securities Litigation Reform Act of 1995. When used in this release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “plan,” “seek” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current assumptions, expectations and projections of the Company’s management about future events, and the Company can give no assurance that they will prove to be correct. These forward-looking statements are subject to risks and uncertainties, including those detailed from time to time in the Company’s filings with the Securities and Exchange Commission, that may cause the Company’s actual results to differ materially from those indicated in these forward-looking statements. Many of these risks and uncertainties are beyond the ability of the Company to control or predict. These potential risks and uncertainties include, among others, the results and impact of the Company’s announcement that it is exploring strategic alternatives; general economic trends and conditions and, in particular, related adverse trends and conditions in the apartment leasing and new home sales sectors of the residential real estate industry, as well as changes in technology and competition; the implementation and results of the Company’s ongoing strategic and cost-cutting initiatives; the demand by customers for the Company’s products and services; and expenses or adverse results from litigation. The Company cautions you not to place undue reliance on these forward-looking statements. All information in this release is as of April 28, 2011. The Company undertakes no duty to update or otherwise revise the information contained in this release.

PRIMEDIA, Apartment Guide, ApartmentGuide.com, Rentals.com, RentalHouses.com and NewHomeGuide.com are trademarks and/or registered trademarks of PRIMEDIA Inc. Other company names and products may be trademarks of their respective owners.
© PRIMEDIA Inc. 2011. All rights reserved.

Financial Tables follow

PRIMEDIA Inc.
Financial Tables (Unaudited)
($ in thousands, except per share amounts)(A)

Operational Data (Including Reconciliation of Adjusted EBITDA to Net Income)
		Three Months Ended
		March 31,
	2011		2010

Revenue, Net:
Apartments	$45,363		$49,142
New Homes	3,052		3,618
Total Advertising Revenue	48,415		52,760
Distribution	5,630		6,550
Total Revenue, Net	$54,045		$59,310

Cost of Goods Sold	$2,210		$4,741
Marketing and Selling	18,635		18,348
Distribution and Circulation	8,370		11,545
General and Administrative Expenses	7,392		8,921
Total Operating Expenses	$36,607		$43,555

Adjusted Earnings before Interest, Taxes, Depreciation, Amortization
and Other Credits (Charges) (B) (Adjusted EBITDA) (C)	$17,438		$15,755

Depreciation and Amortization of Property and Equipment	(3,144)		(3,110)
Amortization of Intangible Assets	(717)		(1,389)
Non-Cash Compensation	(504)		(688)
Provision for Restructuring Costs	(947)		(2,961)
Interest Expense	(2,414)	(D)	(2,921)	(D)
Amortization of Deferred Financing Costs	(212)		(227)
Other Income, Net	335		335
Income Before Provision for Income Taxes	9,835		4,794

Provision for Income Taxes	(4,000)		(2,305)

Income from Continuing Operations	5,835		2,489

Discontinued Operations	(1,120)	(E)	(792)	(E)
Net Income	$4,715		$1,697
Basic and Diluted Earnings (Loss) per Common Share:
Continuing Operations	$0.13		$0.06
Discontinued Operations	(0.02)		(0.02)
Net Income	$0.11		$0.04

Basic Common Shares Outstanding (weighted-average)	44,353,872		44,147,667

Diluted Common Shares Outstanding (weighted-average)	44,777,389		44,267,467

Capital Expenditures, net	$3,253		$2,945

Balance Sheet Data

	At March 31,		At December 31,		At March 31,
	2011		2010		2010

Cash and cash equivalents	$7,713		$7,563		$7,131
Total debt, including current maturities	$207,202		$209,121		$233,526
Common shares outstanding	44,567,928		44,272,064		44,210,659

Reconciliation of Free Cash Flow to Cash Provided By Operating Activities

	Three Months Ended March 31,
	2011	2010

Net cash provided by (used in) operating activities	$8,616	$(4,500)

Additions to property and equipment	(3,253)	(2,945)
Capital lease payments	(94)	(121)

Free Cash Flow (F)	$5,269	$(7,566)

Supplemental information:

Cash paid for interest (including interest on capital leases and restructured contracts)	$2,415	$2,284

Cash paid (refunded) for taxes, Net	$367	$(3)

(A) Slight variations due to rounding.

(B) Other credits (charges) include non-cash compensation and provision for restructuring costs.

(C)  Use of the Term Adjusted EBITDA - Adjusted EBITDA is defined as earnings before interest, taxes, depreciation, amortization, non-cash compensation, provision for restructuring costs and other.  The Company believes that adjusted EBITDA provides useful information to investors because it is an integral part of the Company’s internal evaluation of operating performance. These operating performance results are used by the Company’s chief operating decision maker to make decisions about resource allocation and to assess performance.

Adjusted EBITDA is not intended to be, and should not be considered as, an alternative to net income as determined in conformity with accounting principles generally accepted in the United States of America.  Adjusted EBITDA, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily calculate adjusted EBITDA in an identical manner, and, therefore, it is not necessarily comparable between companies.

(D) During 2010, the Company repurchased and retired $14.4 million in principal of its Term Loan B Facility for $12.8 million. The Company also experienced favorable interest rates during 2011 compared to 2010.

(E) For the three months ended March 31, 2011, the Company recognized an estimated tax benefit of $0.3 million, in discontinued operations. For the three months ended March 31, 2010, the Company recognized an estimated tax provision of $(0.4) million in discontinued operations.

(F)  Use of the Term Free Cash Flow - Free cash flow is defined as net cash provided by (used in) operating activities, adjusted for additions to property and equipment, and capital lease payments. Discontinued operations are included until sold or shut down.

The Company believes that the use of free cash flow enables the Company’s chief operating decision maker to make decisions based on the Company’s cash resources.  The Company believes that free cash flow provides useful information to investors as it is considered to be an indicator of the Company’s liquidity, including its ability to reduce debt, make strategic investments and pay dividends.

Free cash flow is not intended to represent cash flows from operating activities as determined in conformity with accounting principles generally accepted in the United States of America. Free cash flow, as presented, may not be comparable to similarly titled measures reported by other companies since not all companies necessarily define free cash flow in an identical manner, and, therefore, it is not necessarily comparable between companies.